Exhibit 10.6

SUBLEASE AGREEMENT

This Commercial Sublease Agreement (“Sublease”) is made this 25th day of February, 2005, by and between TENDERLOIN AIDS RESOURCE CENTER (“Landlord”), a California Corporation, and SPECIALTY PHARMACIES, INC. (“Subtenant”), a Washington Corporation.

Landlord is the possessor of a leasehold to land and improvements commonly known and numbered as 191 Golden Gate Avenue, San Francisco, CA 94102 (the “Building”).

Landlord wishes to make available for sublease a portion of the Building, which shall be known as Suite A, consisting of approximately sixteen hundred and fifty (1,650) square feet on the first floor of the Building, and one hundred and fifty square feet in the basement of the Building for a total of approximately one thousand eight hundred (1,800) square feet (the “Leased Premises”).

Landlord desires to sublease the Leased Premises to Subtenant, and Subtenant desires to sublease the Leased Premises from Landlord for the term, at the rental and upon the covenants, conditions and provisions herein set forth.

THEREFORE, in consideration of the mutual promises herein, contained and other good and valuable consideration, it is agreed:

1.	Term.

A. Landlord hereby subleases the Leased Premises to Subtenant, and Subtenant hereby subleases the same from Landlord, for an “Initial Term” beginning March 1, 2005 and ending February 28, 2007. Landlord shall make the Leased Premises available to Subtenant for purposes of remodeling and Subtenant improvements, at Subtenant’s sole risk, prior to the commencement of the Initial Term at no additional cost. The Initial Term and any subsequent Renewal Term shall collectively be known as the “Sublease Term.”

2.	Rental.

Subtenant shall pay to Landlord during the Initial Term rental of One Dollar and Eighteen Cents ($1.18) per month per square foot of usable space included in the Leased Premises (the “Monthly Subrent”) for a total of approximately Two Thousand One Hundred and Twenty Four Dollars ($2,124.00). Landlord and Subtenant agree that, prior to the commencement of the Sublease Term, that they will measure the Leased Premises and execute a written addendum to this Sublease, detailing the exact amount of Monthly Subrent due from Subtenant each month during the Sublease Term. Subtenant shall make the first and last Monthly Subrent payment for the Initial Term prior to the commencement of the Initial Term. Each subsequent Monthly Subrent payment shall be due in advance on the first day of each calendar month during the Sublease Term, beginning April 1, 2005, to Landlord at the place designated in Section 20 of this Sublease, or at such other place designated by written notice from Landlord or Subtenant. Landlord may assess a late charge of Fifty U.S. Dollars and No Cents ($50.00) for any installment payment not made by the third day of the month in which such payment is due. Any installment payment not made by the tenth day of the month in which such payment is due shall constitute a default by Subtenant. The rental payment amount for any partial calendar months included in the Sublease Term shall be prorated on a daily basis.

3.	Use.

Landlord acknowledges that Subtenant intends to use the Leased Premises for purposes of operating a pharmacy, and that such use may involve, among other things, the storing and selling of controlled substances, medical supplies, and other chemicals.

4.	Sublease and Assignment.

Subtenant shall have the right without Landlord’s consent, to assign this Sublease to a corporation with which Subtenant may merge or consolidate, to any subsidiary of Subtenant, to any corporation under common control with Subtenant, or to a purchaser of substantially all of Subtenant’s assets involved in the use of the Leased Premises; provided, however that Subtenant shall provide Landlord with written notice of any such assignment, and Subtenant’s successor must agree to be bound by the terms and conditions of this Sublease. Except as expressly set forth above, Subtenant shall not sublease all or any part of the Leased Premises, or assign this Sublease in whole or in part without Landlord’s consent, such consent not to be unreasonably withheld or delayed.

5.	Repairs.

A. During the Sublease Term, Subtenant shall make and perform, at Subtenant’s expense, all necessary repairs to and maintenance of the interior of the Leased Premises. Repairs shall include such items as routine repairs of floors, walls, ceilings, and other parts of the Leased Premises damaged or worn through normal occupancy, except for major mechanical systems or the roof, subject to the obligations of the parties otherwise set forth in this Sublease.

B. During the Sublease Term, Landlord shall make and perform, at Landlord’s expense, all necessary repairs to and maintenance of the exterior of the Leased Premises, including but not limited to cleaning and maintenance of parking areas, sidewalks, and other common areas.

6.	Alterations and Improvements.

By entry hereunder, Subtenant acknowledged to have received the demised premise in its “AS IS” condition. No alterations shall be made on any part of said demised premise without the written consent of the Landlord first had and obtained, except as may be hereinafter provided. Subtenant shall give Landlord written notice not less than (5) working days prior to any work or improvements to be preformed by Subtenant to the demised premises thereby permitting Landlord to record and post Notices of Non-Responsibility. All applicable permits, authorizations and governmental approvals shall be obtained before commencement of the alterations, and the alterations shall be completed with due diligence in compliance with the plans and specifications approved by the Landlord. Landlord shall not be required to do any construction whatsoever (save as required by Paragraph 12 hereof) after delivery of possession and shall not be required to install, maintain or repair any fixtures, plumbing or furnishings required by Subtenant in the use of the said premises and in connection with the business or occupations transacted therein, all of which shall be furnished solely by Subtenant. Subtenant agrees to conform to and comply with all laws, ordinances, rules and regulations of Federal, State, County and Municipal authority in the use and occupation and repair of the demised premises and to keep and maintain (expect as hereinafter provided) the demised premises and appurtenances and every part thereof including glazing, interior surface of exterior walls, doors and apputenances to doors, and showcases in good and sanitary order, condition and repair at Subtenant’s sole cost and expense during the entire term of this Lease. Landlord shall, during the term of this Lease, at Landlord’s sole cost and expense, maintain in good condition and repair the roof (including any skylights) of said premises, the exterior walls (other than glazing and doors, door jams, door frames, locks, bolts, door hardware, door closures, or appurtenances), foundations, sub-surface plumbing and sub-surface electrical systems) and the sidewalks surrounding said premises except for damage caused by the wrongful act of Subtenant or its agents and except for lose or damage, the repair of which is Subtenant’s responsibility under Paragraph 5 and Paragraph 12 of this Lease, Landlord shall not, however, be obligated to paint such exterior, nor shall Landlord be required to maintain the interior surface, windows, doors or glass, nor any electrical, plumbing, or other systems installed by Subtenant. Landlord shall have no obligation to make repairs under this Paragraph until a reasonable time after receipt of written notice of the need for such repairs. Subtenant expressly waives the benefits of any statue now or hereafter in effect which would otherwise afford Subtenant the right to make repairs at Landlord’s expense.

Subtenant, at Subtenant’s expense, shall have the right to remodel, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premises from time to time as Subtenant may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials and as prescribed in this paragraph. Subtenant shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Leased Premises, and fasten the same to the premises. All personal property, equipment, machinery, trade fixtures and temporary installations, whether acquired by Subtenant at the commencement of the Sublease Term or placed or installed on the Leased Premises by Subtenant thereafter, shall remain Subtenant’s property free and clear of any claim by Landlord. Subtenant shall have the right to remove the same at any time during the term of this Sublease provided that all damage to the Leased Premises caused by such removal shall be repaired by Subtenant at Subtenant’s expense.

7.	Property Taxes.

Landlord shall pay, prior to delinquency, all general real estate taxes and installments of special assessments coining due during the Sublease Term on the Leased Premises, and all personal property taxes with respect to Landlord’s personal property, if any, on the Leased Premises. Subtenant shall be responsible for paying all personal property taxes with respect to Subtenant’s personal property at the Leased Premises.

8.	Insurance.

A. If the Leased Premises or any other part of the Building is damaged by fire or other casualty resulting from any act or negligence of Subtenant or any of Subtenant’s agents, employees or invitees, rent shall not be diminished or abated while such damages are under repair, and Subtenant shall be responsible for the costs of repair not covered by insurance.

B. Landlord shall maintain fire and extended coverage insurance on the Building and the Leased Premises in such amounts as Landlord shall deem appropriate. Subtenant shall be responsible, at its expense, for fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Leased Premises.

C. Subtenant and Landlord shall, each at its own expense, maintain a policy or policies of comprehensive general liability insurance with respect to the respective activities of each in the Building with the premiums thereon fully paid on or before due date, issued by and binding upon some insurance company approved by Landlord, such insurance to afford minimum protection of not less than Two Million Dollars ($2,000,000) combined single limit coverage of bodily injury, property damage or combination thereof Landlord shall be listed as an additional insured on Subtenant’s policy or policies of comprehensive general liability insurance, and Subtenant shall provide Landlord with current Certificates of Insurance evidencing Subtenant’s compliance with this Paragraph. Subtenant shall obtain the agreement of Subtenant’s insurers to notify Landlord that a policy is due to expire at least (10) days prior to such expiration. Landlord shall not be required to maintain insurance against thefts within the Leased Premises or the Building.

9.	Utilities.

Subtenant shall pay all charges for all utilities, including but not limited to electricity, telephone, heat, air conditioning, water, sewer service charge, light, gas, power, custodial services, pest control, trash and garbage collection, security services and other services supplied to said demised premises, together with any taxes thereon, used by Subtenant on the Leased Premises during the term of this Sublease. If any such services are not separately metered to Subtenant, Subtenant shall pay within five (5) days, after written demand is received from Landlord, a reasonable proportion to be determined by Landlord of all charges jointly metered within other premises. The Landlord shall not be liable in damages or otherwise for any failure or interruption of any service being furnished the demised premises.

10.	Signs.

Following Landlord’s consent, Subtenant shall have the right to place on the Leased Premises, at locations selected by Subtenant, any signs which are permitted by applicable zoning ordinances and private restrictions. Landlord shall assist and cooperate with Subtenant in obtaining any necessary permission from governmental authorities or adjoining owners and occupants for Subtenant to place or construct the foregoing signs. Subtenant shall repair all damage to the Leased Premises resulting from the removal of signs installed by Subtenant.

11.	Entry.

Landlord shall have the right to enter upon the Leased Premises at reasonable hours to inspect the same, provided Landlord shall not thereby unreasonably interfere with Subtenant’s business on the Leased Premises.

12.	Damage and Destruction.

A. Subject to Section 8A, above, if the Leased Premises or any part thereof or any appurtenance thereto is so damaged by fire, casualty or structural defects that the same cannot be used for Subtenant’s purposes, then Subtenant shall have the right within one hundred and twenty (120) days following damage to elect by notice to Landlord to terminate this Sublease as of the date of such damage, provided that such damage is not the result, in whole or in part, of the negligence or willful misconduct of Subtenant or Subtenant’s agent, contractors, employees, invitees, or licensees. In the event of minor damage to any part of the Leased Premises, and if such damage does not render the Leased Premises unusable for Subtenant’s purposes, Landlord shall promptly repair such damage at the cost of the Landlord, provided that such damage is not the result, in whole or in part, of the negligence or willful misconduct of Subtenant or Subtenant’s agent, contractors, employees, invitees, or licensees. In making the repairs called for in this paragraph, Landlord shall not be liable for any delays resulting from governmental restrictions, inability to obtain necessary materials or labor or other matters which are beyond the reasonable control of Landlord. Subtenant shall be relieved from paying rent and other charges during any portion of the Sublease Term that the Leased Premises are inoperable or unfit for occupancy, or use, in whole or in part, for Subtenant’s purposes. Rentals and other charges paid in advance for any such periods shall be credited on the next ensuing payments, if any, but if no further payments are to be made, any such advance payments shall be refunded to Subtenant. The provisions of this paragraph extend not only to the matters aforesaid, but also to any occurrence which is beyond Subtenant’s reasonable control and which renders the Leased Premises, or any appurtenance thereto, inoperable or unfit for occupancy or use, in whole or in part, for Subtenant’s purposes.

B. Arbitration of Disputes: In the event of any dispute between the Landlord and the Subtenant relative to the provisions of this paragraph 12, they shall each select an arbitrator, the two arbitrators so selected shall select a third arbitrator and the three arbitrators so selected shall hear and determine the controversy, and the majority decision thereon shall be final and binding upon both the Landlord and Subtenant. In the event Landlord’s and Subtenant’s arbitrators cannot agree to a third arbitrator, the President of the Board of Realtors or the Presiding Judge for the Superior Court of the City and County of San Francisco shall be asked to designate said third arbitrator. Landlord and Subtenant shall use their best efforts to bring about the dispute to an expeditious conclusion and shall each bear the cost of their respective arbitrators, and they shall equally bear the cost of the third arbitrator.

13.	Default.

If default shall at any time be made by Subtenant in the payment of rent when due to Landlord as herein provided, and if said default shall continue for fifteen (15) days after written notice thereof shall have been given to Subtenant by Landlord, or if default shall be made in any of the other covenants or conditions to be kept, observed and performed by Subtenant, and such default shall continue for thirty (30) days after notice thereof in writing to Subtenant by Landlord without correction thereof then having been commenced and thereafter diligently prosecuted, Landlord may declare the term of this Sublease ended and terminated by giving Subtenant written notice of such intention, and if possession of the Leased Premises is not surrendered, Landlord may reenter said premises. Landlord shall have, in addition to the remedy above provided, any other right or remedy available to Landlord on account of any Subtenant default, either in law or equity. Landlord shall use reasonable efforts to mitigate its damages.

14.	Quiet Possession.

Landlord covenants and warrants that upon performance by Subtenant of its obligations hereunder, Landlord will keep and maintain Subtenant in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the Leased Premises during the term of this Sublease.

15.	Condemnation.

If any legally, constituted authority condemns the Building or such part thereof which shall make the Leased Premises unsuitable for leasing, this Sublease shall cease when the public authority takes possession, and Landlord and Subtenant shall account for rental as of that date. Such termination shall be without prejudice to the rights of either party so recover compensation from the condemning authority for any loss or damage caused by the condemnation. Neither party shall have any rights in or to any award made to the other by the condemning authority.

16.	Subordination.

Subtenant accepts this Sublease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Leased Premises, or upon the Building and to any renewals, refinancing and extensions thereof, but Subtenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Sublease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Landlord is hereby irrevocably vested with full power and authority to subordinate this Sublease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Leased Premises of the Building, and Subtenant agrees upon demand to execute such further instruments subordinating this Sublease or attorning to the holder of any such liens as Landlord may request. In the event that Subtenant should fail to execute any instrument of subordination herein required to be executed by Subtenant promptly as requested, Subtenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Subtenant’s name, place and stead, it being agreed that such power is one coupled with an interest. Subtenant agrees that it will from time to time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Sublease have been paid, stating that Landlord is not in default hereunder (or if Subtenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require.

17.	Inspection and Right to Cancel.

Notwithstanding anything in this Sublease to the contrary, Subtenant shall have the right to terminate this Sublease, without penalty, prior to the start of the Initial Term if Subtenant finds, during a physical inspection of the Leased Premises, that the Leased Premises contain asbestos, lead paint, or any other toxic and/or hazardous substance. Additionally, Subtenant shall have the right to terminate this Sublease, without penalty, prior to the start of the Initial Term if Subtenant finds that there is preexisting structural damage to the Leased Premises by virtue of water leaks from any source whatsoever.

18.	Frustration of Purpose.

Landlord acknowledges that Subtenant’s sole purpose for entering into this Sublease is to operate a pharmacy within the Leased Premises. Accordingly, Landlord agrees that Subtenant shall have, at all times during the Initial Term or any Renewal Term, the right to terminate this Sublease without penalty if Subtenant is unable to initially secure a license or permit to operate a pharmacy within the Leased Premises for any reason whatsoever, or if any such license or permit is subsequently revoked, restricted, suspended or otherwise impaired for any reason other than an act or omission of Subtenant or its agents, servants or employees, at any time during the Initial Term or any Renewal Term.

20.	Notice.

Any notice required or permitted under this Sublease shall be deemed sufficiently given or served if sent by United States certified mail, return receipt requested, addressed as follows:

If to Landlord, to:

TENDERLOIN AIDS RESOURCE CENTER

Attn: Executive Director

P.O. Box 423930

San Francisco, CA 94142

If to Subtenant, to:

SPECIALTY PHARMACIES, INC.

Attn:	General Counsel

12526 High Bluff Drive, Suite 250

San Diego, CA 92130

Landlord and Subtenant shall each have the right from time to time to change the place notice is to be given under this paragraph by written notice thereof to the other party.

21.	Brokers.

Subtenant represents that Subtenant was not shown the Premises by any real estate broker or agent and that Subtenant has not otherwise engaged in, any activity which could form the basis for a claim for real estate commission, brokerage fee, finder’s fee or other similar charge, in connection with this Sublease.

22.	Waiver.

No waiver of any default of Landlord or Subtenant hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Landlord or Subtenant shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

23.	Memorandum of Sublease.

The parties hereto contemplate that this Sublease should not and shall not be filed for record, but in lieu thereof, at the request of either party, Landlord and Subtenant shall execute a Memorandum of Sublease to be recorded for the purpose of giving record notice of the appropriate provisions of this Sublease.

24.	Headings.

The headings used in this Sublease are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this Sublease.

25.	Successors.

The provisions of this Sublease shall extend to and be binding upon Landlord and Subtenant and their respective legal representatives, successors and assigns.

26.	Consent.

Landlord shall not unreasonably withhold or delay its consent with respect to any matter for which Landlord’s consent is required or desirable under this Sublease.

27.	Performance.

If there is a default with respect to any of Landlord’s covenants, warranties or representations under this Sublease, and if the default continues more than fifteen (15) days after notice in writing from Subtenant to Landlord specifying the default, Subtenant may, at its option and without affecting any other remedy hereunder, cure such default and deduct the cost thereof from the next accruing installment or installments of rent payable hereunder until Subtenant shall have been fully reimbursed for such expenditures, together with interest thereon at a rate equal to the

_____________________________________________ terminates prior to Subtenant’s receiving full reimbursement, Landlord shall pay the unreimbursed balance plus accrued interest to Subtenant on demand.

28.	Compliance with Law.

Subtenant shall comply with all laws, orders, ordinances and other public requirements now or hereafter pertaining to Subtenant’s use of the Leased Premises. Landlord shall comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Leased Premises.

29.	Final Agreement.

This Sublease terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

30.	Governing Law.

This Agreement shall be governed, construed and interpreted by, through and under the Laws of the State of California.

31.	Owner Approval.

The signature of the building owner, Mitchell Trust DTD 1/25/95, (Owner) indicates the owner approval of this sublease as defined by the Landlord’s lease.

191 Golden Gate Ave. Owner:

Neal Mitchell and Bina Mitchell, Trustees for Mitchell Trust DTD. 1/25/95

By:		Date:
Neal Mitchell, Trustee

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IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

TENDERLOIN AIDS RESOURCE CENTER

By:	/s/ Tracy L. Brown

Name:	Tracy L. Brown
Title:	Executive Director

SPECIALTY PHARMACIES, INC.

By:	/s/ Michael P Moran

Name:	Michael P Moran
Title:	President & CEO